Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261904

Prospectus Supplement No. 1
(To Prospectus dated June 14, 2023)

P3 Health Partners, Inc.

231,277,198 Shares of Class A Common Stock
267,329 Warrants to Purchase Shares of Class A Common Stock
10,819,105 Shares of Class A Common Stock underlying Warrants

This prospectus supplement updates, amends and supplements the prospectus dated June 14, 2023 (the “Prospectus”), relating to the resale of up to 231,277,198 shares of our Class A Common Stock by the selling securityholders named in the prospectus (including their pledgees, donees, transferees or other successors-in-interest), the resale of up to 267,329 warrants to purchase shares of Class A Common Stock and the issuance by us of up to 10,819,105 shares of Class A Common Stock upon the exercise of outstanding warrants, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-261904).

This prospectus supplement is being filed to update, amend and supplement the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on July 26, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Class A Common Stock is listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “PIII” and our warrants are listed on Nasdaq under the symbol “PIIIW”. On July 26, 2023, the closing sale price of our Class A Common Stock was $2.23 per share and the closing price of our warrants was $0.21 per warrant.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 7 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 26, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 24, 2023
P3 Health Partners Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40033	85-2992794
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2370 Corporate Circle, Suite 300 Henderson, Nevada	89074
(Address of principal executive offices)	(Zip Code)
(702) 910-3950
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	PIII	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	PIIIW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.
On July 24, 2023, P3 Health Partners Inc.(the “Company”) held its 2023 Annual Meeting of Stockholders (the “Annual Meeting”). Holders of the Company’s Class A common stock and Class V common stock were each entitled to one vote per share held as of the close of business on May 30, 2023. The following are the voting results for the two proposals considered and voted upon at the Annual Meeting, each of which were described in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on June 8, 2023.
Proposal 1 — Election of three Class II directors for a term of office expiring on the date of the annual meeting of stockholders to be held in 2026, and until their respective successors have been duly elected and qualified.

NOMINEE	Votes FOR	Votes WITHHELD	Broker Non-Votes
Amir Bacchus, M.D.	203,298,421	39,762,923	4,590,790
Mark Thierer	203,495,651	39,565,693	4,590,790
Lawrence B. Leisure	195,927,721	47,133,623	4,590,790
Proposal 2 — Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Votes FOR	Votes AGAINST	Votes ABSTAINED	Broker Non-Votes
247,477,842	162,838	11,454	—
Based on the foregoing votes, each of the three Class II director nominees were elected and Proposal 2 was approved.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P3 Health Partners Inc.

Date:	July 26, 2023	By:	/s/ Jessica Puathasnanon
Jessica Puathasnanon
Chief Legal Officer